                                                                     Exhibit 2.1

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                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                          WISCONSIN ENERGY CORPORATION

                                       AND

                              WPS INVESTMENTS, LLC,

                                   AS SELLERS

                                       AND

                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP,

                                    AS BUYER

                           DATED AS OF MARCH 30, 2006

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                                TABLE OF CONTENTS

Article I
   DEFINITIONS
   1.1   Definitions......................................................    1

Article II
   PURCHASE AND SALE AND CLOSING
   2.1   Purchase and Sale................................................    7
   2.2   Purchase Price...................................................    7
   2.3   Closing..........................................................    7
   2.4   Payment of Purchase Price........................................    7
   2.5   Closing Deliveries by Sellers to Buyer...........................    7
   2.6   Closing Deliveries by Buyer to Sellers...........................    8

Article III
   REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
   3.1   Organization, Standing...........................................    9
   3.2   Authority........................................................    9
   3.3   Consents and Approvals; No Violation.............................    9
   3.4   Capitalization...................................................   10
   3.5   Legal Proceedings................................................   10
   3.6   Brokers..........................................................   10
   3.7   Compliance with Laws and Orders..................................   10

Article IV
   REPRESENTATIONS AND WARRANTIES OF BUYER
   4.1   Organization; Standing...........................................   11
   4.2   Authority........................................................   11
   4.3   Consents and Approvals; No Violation.............................   11
   4.4   Legal Proceedings................................................   12
   4.5   Compliance with Laws and Orders..................................   12
   4.6   Brokers..........................................................   12
   4.7   Acquisition as Investment........................................   12
   4.8   Financial Resources..............................................   12

Article V
   COVENANTS
   5.1   Regulatory and Other Approvals; Efforts..........................   13
   5.2   Resignation of Members, Managers and Officers....................   13
   5.3   Use of Certain Names.............................................   13
   5.4   Support Obligations..............................................   13
   5.5   Further Assurances...............................................   13
   5.6   Sellers' Covenants and Closing Conditions........................   13
   5.7   Buyer's Covenants and Closing Conditions.........................   13

Article VI
   TAX MATTERS
   6.1   Preparation and Filing of Tax Returns............................   13
   6.2   Cooperation on Tax Matters.......................................   13
   6.3   Transfer Taxes...................................................   13

Article VII
   BUYER'S CONDITIONS TO CLOSING
   7.1   Representations and Warranties...................................   13
   7.2   Performance......................................................   13
   7.3   Deliveries.......................................................   13
   7.4   Orders and Laws..................................................   13
   7.5   Governmental Approvals...........................................   13
   7.6   Guardian Expansion Project.......................................   13

Article VIII
   SELLERs' CONDITIONS TO CLOSING
   8.1   Representations and Warranties...................................   13
   8.2   Performance......................................................   13
   8.3   Deliveries.......................................................   13
   8.4   Orders and Laws..................................................   13
   8.5   Governmental Approvals...........................................   13
   8.6   Consents.........................................................   13

Article IX
   TERMINATION
   9.1   Termination......................................................   13
   9.2   Effect of Termination............................................   13

Article X
   INDEMNIFICATION, LIMITATIONS OF
   LIABILITY AND WAIVERS
   10.1  Indemnification..................................................   13
   10.2  Limitations of Liability.........................................   13
   10.3  Limited Claim Period.............................................   13
   10.4  Waiver of Other Representations..................................   13
   10.5  Waiver of Remedies...............................................   13
   10.6  Procedure for Indemnification - Third-Party Claims...............   13

Article XI
   MISCELLANEOUS
   11.1  Notices..........................................................   13
   11.2  Entire Agreement.................................................   13
   11.3  Acknowledgment; Independent Due Diligence........................   13
   11.4  Expenses.........................................................   13
   11.5  Public Announcements.............................................   13
   11.6  Confidential Information.........................................   13

   11.7  Disclosure.......................................................   13
   11.8  Waiver...........................................................   13
   11.9  Amendment........................................................   13
   11.10 No Third Party Beneficiary.......................................   13
   11.11 Assignment; Binding Effect.......................................   13
   11.12 Headings.........................................................   13
   11.13 Invalid Provisions...............................................   13
   11.14 Counterparts; Facsimile..........................................   13
   11.15 Governing Law; Venue; Jurisdiction; Waiver of Jury Trial.........   13
   11.16 Construction.....................................................   13
   11.17 Attorneys' Fees..................................................   13
   11.18 Several Obligations of Sellers...................................   13

EXHIBITS

Exhibit A - Form of Assignment and Conveyance

SCHEDULES

Schedule 1.1(a) - Sellers' Knowledge
Schedule 1.1(b) - Buyer's Knowledge
Schedule 3.3(a) - Seller Consents
Schedule 3.3(b) - Seller Approvals
Schedule 3.4    - Capitalization
Schedule 4.3(a) - Buyer Consents
Schedule 4.3(b) - Buyer Approvals
Schedule 5.4(a) - Support Obligations

                           PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement, dated as of March 30, 2006 (this "AGREEMENT"), is made and entered into by and among Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), WPS Investments, LLC, a Wisconsin limited liability company ("WPS INVESTMENTS" and together with WEC, "SELLERS"), and Northern Border Intermediate Limited Partnership, a Delaware limited partnership ("BUYER").

                                    RECITALS

          A. Sellers and Viking Gas Transmission Company (an Affiliate of Buyer) collectively own 100% of the membership interests in Guardian Pipeline, L.L.C., a Delaware limited liability company ("COMPANY"), pursuant to that certain Amended and Restated Limited Liability Company Agreement entered into among them, effective January 31, 2001, as amended (the "LLC AGREEMENT").

          B. Sellers collectively own sixty-six and two-thirds percent (66 2/3%) of the membership interests (the "COMPANY INTERESTS") in the Company.

          C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Interests, upon the terms and conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 DEFINITIONS. As used in this Agreement, the following terms have the meaning specified in this Section 1.1.

          "1933 ACT" has the meaning given to it in Section 4.7.

          "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

          "AGREEMENT" has the meaning given to it in the introduction to this Agreement.

          "ASSETS" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

          "ASSIGNMENT AND CONVEYANCE" means the Assignment and Conveyance in the form of Exhibit A relating to the sale and transfer of the Company Interests together with the assignment and assumption of the LLC Agreement and the Contribution and Reimbursement Agreement.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Wisconsin are authorized or obligated to close.

          "BUYER" has the meaning given to it in the introduction to this Agreement.

          "BUYER APPROVALS" has the meaning given to it in Section 4.3(b).

          "BUYER CONSENTS" has the meaning given to it in Section 4.3(a).

          "CHARTER DOCUMENTS" means with respect to any Person, the articles or certificate of incorporation, organization, or formation and the by-laws, limited partnership agreement, partnership agreement or limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

          "CLAIM" means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

          "CLOSING" means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.

          "CLOSING DATE" means the date on which Closing occurs.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY" has the meaning given to it in the recitals.

          "COMPANY ASSETS" means all of the Assets of the Company.

          "COMPANY INTERESTS" has the meaning given to it in the recitals.

          "CONSOLIDATED GROUP" means, with respect to any Person, the affiliated group of Persons which join with such Person in the filing of a consolidated federal income Tax Return (and any similar group under state law).

          "CONTRACT" means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

          "CONTRIBUTION AND REIMBURSEMENT AGREEMENT" means the Contribution and Reimbursement Agreement, dated as of December 31, 2001, by and among WEC, as successor in interest to WICOR, Inc., WPS Investments, as successor in interest to CMS Panhandle Holdings, LLC, and Viking Gas Transmission Company

          "CREDIT RATING" means, with respect to any Person, the rating given to such Person's long-term unsecured debt obligations by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or Moody's Investors Services, Inc., as applicable, and any successors thereto.

          "DEDUCTIBLE AMOUNT" has the meaning given to it in Section 10.2(c).

          "ENVIRONMENT" means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

          "ENVIRONMENTAL CLAIMS" means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Authority or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

          "ENVIRONMENTAL LAWS" means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent relating in any way to Hazardous Material or environmental matters); the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; Atomic Energy Act, 42 U.S.C. Section

2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. Section 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

          "ENVIRONMENTAL PERMITS" means all permits, certifications, licenses, franchises, approvals, consents, waivers, or other authorizations of Governmental Authorities issued under or with respect to applicable Environmental Laws and used or held by the Company for the operation of the Company Assets.

          "EXHIBITS" means the exhibits attached to this Agreement.

          "GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any other nation or any domestic or foreign state, province, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

          "GUARDIAN EXPANSION PROJECT" means Company's proposal to expand and extend its existing interstate natural gas pipeline approximately 106 miles from its current terminus near Ixonia, Wisconsin to a point near Green Bay, Wisconsin, together with all related meter stations and compressor facilities.

          "HAZARDOUS MATERIAL" means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of "hazardous substance," "hazardous material," "hazardous waste," "solid waste," "toxic substance," "extremely hazardous substance," "pollutant," "contaminant," or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

          "INDEMNIFIED PARTY" has the meaning given to it in Section 10.6(a).

          "INDEMNIFYING PARTY" has the meaning given to it in Section 10.6(a).

          "INTELLECTUAL PROPERTY" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

          "INTERIM PERIOD" has the meaning given to it in Section 5.1.

          "KNOWLEDGE" when used in a particular representation herein (i) with respect to Sellers, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed in Schedule 1.1(a), without inquiry, and (ii) with respect to Buyer, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed in Schedule 1.1(b), without inquiry.

          "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

          "LIEN" means any mortgage, pledge, option, right of first refusal, assessment, security interest, lien or other similar encumbrance.

          "LLC AGREEMENT" has the meaning given to it in the Recitals.

          "LOSS" means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not covered by a payment from some third party or by insurance or otherwise recoverable from third parties and are net of any associated benefits arising in connection with such Loss, including any associated Tax benefits. For all purposes in this Agreement the term "Losses" does not include any Non-Reimbursable Damages.

          "NON-COMPANY AFFILIATE" means any Affiliate of Sellers, except for the Company.

          "NON-REIMBURSABLE DAMAGES" has the meaning given to it in Section 10.5(b).

          "ORDER" means any order, writ, injunction, judgment, plan or decree of any Governmental Authority.

          "PARTIES" means each of Buyer and Sellers.

          "PASS-THROUGH TAX (OR TAXES)" means any tax or taxes for which the Company is treated as a flow through entity or a disregarded entity for purposes of such Tax.

          "PERMITS" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

          "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

          "POST-CLOSING TAX PERIOD" means any taxable period beginning on or after the Closing Date or with respect to any taxable period that begins prior to the Closing Date and ends after the Closing Date, the portion of such taxable period on and after the Closing Date.

          "PRE-CLOSING TAX PERIOD" means any taxable period ending prior to the Closing Date or with respect to any taxable period that begins prior to the Closing Date and ends after the Closing Date, the portion of such taxable period ending on the day prior to the Closing Date.

          "PURCHASE PRICE" has the meaning given to it in Section 2.2.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

          "REPRESENTATIVES" means as to any Person, its agents, officers, managers, members, directors, employees, counsel, accountants, financial advisers or consultants.

          "RESTRICTED INFORMATION" has the meaning given to it in Section 11.6.

          "SCHEDULES" means the schedules prepared by Sellers and attached to this Agreement.

          "SELLERS" has the meaning given to it in the introduction to this Agreement.

          "SELLER APPROVALS" has the meaning given to it in Section 3.3(b).

          "SELLER CONSENTS" has the meaning given to it in Section 3.3(a).

          "SELLER MARKS" has the meaning given to it in Section 5.3.

          "STRADDLE PERIOD TAXES" has the meaning given to it in Section 6.1(c).

          "SUPPORT OBLIGATIONS" has the meaning given to it in Section 5.4.

          "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Taxing Authority, including any interest, penalty, or addition thereto.

          "TAX ITEMS" has the meaning given to it in Section 6.1(a).

          "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

          "TAXING AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "TRANSFER TAXES" means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, registration transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

                                   ARTICLE II
                          PURCHASE AND SALE AND CLOSING

          2.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Company Interests, free and clear of all Liens.

          2.2 PURCHASE PRICE. The aggregate purchase price for the Company Interests shall be an amount (the "Purchase Price") equal to (i) Seventy Seven Million Dollars ($77,000,000) plus (ii) Sixteen Thousand Four Hundred Thirty-Eight Dollars ($16,438) for each calendar day, if any, from and after (but not including) April 30, 2006 until (and including) the Closing Date.

          2.3 CLOSING. The Closing shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than the actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Sellers mutually agree. All actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Closing. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

          2.4 PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, in consideration of the aforesaid sale of the Company Interests, Buyer will pay Sellers at the Closing an amount in United States dollars in the aggregate equal to the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers; it being understood that fifty percent (50%) of the Purchase Price shall be paid to each of WEC and WPS Investments.

          2.5 CLOSING DELIVERIES BY SELLERS TO BUYER. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

               (a) the Assignment and Conveyance, duly executed by each Seller;

               (b) copies of all consents and approvals obtained, made, or delivered (as applicable) by Sellers in connection with the transactions contemplated under this Agreement;

               (c) the certificate of the Secretary or Assistant Secretary of WEC, dated as of the Closing Date, setting forth and attesting to (i) resolutions of the board of directors of WEC authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency and signature of each officer of WEC executing this Agreement;

               (d) the certificate of the Secretary or Assistant Secretary of the manager of WPS Investments, dated as of the Closing Date, setting forth and attesting to (i) resolutions of the manager of WPS Investments authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency and signature of each officer of the manager of WPS Investments executing this Agreement;

               (e) a certificate of an officer of each Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2;

               (f) a complete copy of each Seller's articles of organization or articles of incorporation, as applicable, and all amendments thereto, certified by the Wisconsin Department of Financial Institutions as of a recent date, and a complete copy of each Seller's bylaws or Operating Agreement (as applicable) and all amendments thereto, certified by the Secretary or Assistant Secretary of each such Seller;

               (g) a certificate from the Wisconsin Department of Financial Institutions, dated no earlier than ten (10) Business Days prior to the Closing Date, as to the active status of each Seller; and

               (h) written evidence of satisfaction of the actions to be taken by Sellers under Section 5.2 of this Agreement.

          2.6 CLOSING DELIVERIES BY BUYER TO SELLERS. At the Closing, Buyer shall deliver to Sellers the following:

               (a) an amount equal to the Purchase Price, payable in accordance with Section 2.4 hereof;

               (b) the Assignment and Conveyance, duly executed by Buyer;

               (c) copies of all consents and approvals obtained, made, or delivered (as applicable) by Buyer in connection with the transactions contemplated under this Agreement;

               (d) the certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, setting forth and attesting to (i) resolutions of the Policy Committee of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency and signature of each officer of Buyer executing this Agreement;

               (e) a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2;

               (f) a complete copy of Buyer's certificate of limited partnership agreement, and all amendments thereto, certified by the Secretary of State of Buyer's jurisdiction of organization as of a date not more than ten (10) Business Days prior to the Closing Date;

               (g) a complete copy of Buyer's limited partnership agreement, and all amendments thereto, certified by certificate of the Secretary or Assistant Secretary of Buyer; and

               (h) certificates from appropriate Governmental Authorities, dated no earlier than ten (10) Business Days prior to the Closing Date, as to the good standing and legal existence of Buyer in its jurisdiction of formation.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

          Each of WEC and WPS Investments, in each case solely with respect to itself, hereby severally and not jointly or jointly and severally represents and warrants to Buyer that:

          3.1 ORGANIZATION, STANDING. WEC is a corporation, duly incorporated, validly existing and in active status under the Laws of the State of Wisconsin. WPS Investments is a limited liability company, duly organized, validly existing and in active status under the Laws of the State of Wisconsin.

          3.2 AUTHORITY. Each Seller has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement, and the performance by each Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate or limited liability action, as applicable, required on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

          3.3 CONSENTS AND APPROVALS; NO VIOLATION.

               (a) Except as set forth in Schedule 3.3(a) (the consents referred to in Schedule 3.3(a) are collectively referred to as the "SELLER CONSENTS") and other than the Seller Approvals, neither the execution and delivery of this Agreement by each Seller nor the consummation by each Seller of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the Charter Documents of such Seller; or (ii) require any material consent, approval, authorization or permit of, or filing with or notification to, any Person, or (iii) result in a material default (or give rise to any right of termination, consent, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which such Seller is a party or by which it may be bound, or (iv) constitute material violations of any Law, regulation, order, judgment or decree applicable to such Seller.

               (b) Except as set forth in Schedule 3.3(b) (the filings and approvals referred to in Schedule 3.3(b) are collectively referred to as the "SELLER APPROVALS"), no material consent or approval of, filing with, or notice to, any Governmental Authority by or for any Seller is necessary for the execution and delivery of this Agreement by such Seller, or the consummation by such Seller of the transactions contemplated hereby, other than such consents, approvals, filings or notices which, if not obtained or made, will not prevent such Seller from performing its material obligations hereunder.

          3.4 CAPITALIZATION. Each of WEC and WPS Investments owns and holds of record and is the beneficial owner of the Company Interests as set forth in
Schedule 3.4, free and clear of all Liens except Liens created under the LLC Agreement.

          3.5 LEGAL PROCEEDINGS. Neither Seller has been served with notice of any Claim, and to each Seller's Knowledge none is threatened against such Seller, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

          3.6 BROKERS. No Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

          3.7 COMPLIANCE WITH LAWS AND ORDERS. Each of Sellers is not in violation of or in default under any Law or order applicable to it or its Assets the effect of which, individually or in the aggregate, could reasonably be expected to hinder or prevent such Seller from performing its obligations hereunder.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to each Seller that:

          4.1 ORGANIZATION; STANDING.. Buyer is a limited partnership duly formed under the Laws of the State of Delaware and has all requisite limited partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer's ability to perform its obligations hereunder.

          4.2 AUTHORITY. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all limited partnership action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

          4.3 CONSENTS AND APPROVALS; NO VIOLATION.

               (a) Except as set forth in Schedule 4.3(a) (the consents referred to in Schedule 4.3(a) are collectively referred to as the "BUYER CONSENTS") and other than the Buyer Approvals, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the certificate of limited partnership or limited partnership agreement of Buyer; or (ii) require any material consent, approval, authorization or permit of, or filing with or notification to, any Person; or (iii) result in a material default (or give rise to any right of termination, consent, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer is a party or by which it may be bound; or (iv) constitute material violations of any Law, regulation, order, judgment or decree applicable to Buyer.

               (b) Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the "BUYER APPROVALS"), no material consent or approval of, filing with, or notice to, any Governmental Authority by or for Buyer is necessary for the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby, other than such consents, approvals, filings or notices which, if not obtained or made, will not prevent Buyer from performing its material obligations hereunder.

          4.4 LEGAL PROCEEDINGS. Buyer has not been served with notice of any Claim, and to Buyer's Knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

          4.5 COMPLIANCE WITH LAWS AND ORDERS. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, individually or in the aggregate, could reasonably be expected to hinder or prevent Buyer from performing its obligations hereunder.

          4.6 BROKERS. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

          4.7 ACQUISITION AS INVESTMENT. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Sellers (except to the extent that Buyer has relied on the representation and warranties of Sellers in this Agreement), its own analysis of the Company Interests, the Company and the Company

Assets for the purpose of acquiring the Company Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933, as amended (the "1933 ACT"), and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an "accredited investor" as defined under Rule 501 promulgated under the 1933 Act.

          4.8 FINANCIAL RESOURCES. Buyer has cash or credit available, and will have cash available at the Closing, to enable it to pay the Purchase Price and to permit Buyer to perform all of its obligations under this Agreement and the transactions contemplated hereby.

                                    ARTICLE V
                                    COVENANTS

          The Parties hereby covenant and agree as follows:

          5.1 REGULATORY AND OTHER APPROVALS; EFFORTS. From the date hereof until Closing (the "INTERIM PERIOD"):

               (a) The Parties will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain the Seller Approvals and the Buyer Approvals, and to make all required filings with, and to give all required notices to, Governmental Authorities in form and substance satisfactory to Sellers and Buyer, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith. Without limiting the generality of the foregoing, the Parties shall provide, and cause their Affiliates to provide, true and accurate information in a timely manner with respect to all filings with and notices to Governmental Authorities.

               (b) The Parties will provide prompt notification to each other when any such approval referred to in clause (a)(i) above is obtained, taken, made or given, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

               (c) In furtherance of the foregoing covenants, each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement. The Parties shall cooperate in the preparation and submission of the filings. The filings shall be submitted as soon as practicable, but in no event later than ten (10) Business Days after the execution hereof for filings under the HSR Act. The Parties shall request expedited treatment of the HSR Act filings, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Notwithstanding anything to the contrary herein, Buyer will be responsible for the filing fees under the HSR Act. Notwithstanding any other terms or provisions of this Agreement, in no event shall Buyer be deemed to have any obligation to dispose of any Assets (including any Company Assets) or to enter into any agreement with any Person in order to obtain early termination or expiration of the waiting period under the HSR Act or to obtain any other approvals from any Governmental Authorities.

               (d) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use all its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Laws and Orders to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          5.2 RESIGNATION OF MEMBERS, MANAGERS AND OFFICERS. At the time of Closing, each Seller shall cause the resignation of all members, managers and officers, as applicable, nominated or appointed by such Seller or its Affiliates to any board or operating, management or other committee relating to the Company or established under the Charter Documents.

          5.3 USE OF CERTAIN NAMES. Within fifteen (15) days following Closing, Buyer shall cause the Company to cease using the words "Wisconsin Energy", "WEC", "WICOR", "WPS", "WPS Investments" or any word or expression similar thereto or constituting an abbreviation or extension thereof (the "SELLER MARKS"), including eliminating such words from the Company Assets and disposing of any unused stationery and literature of the Company bearing such words, and thereafter, Buyer, the Company and their Affiliates shall not use any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Sellers or any Affiliate thereof, and Buyer acknowledges that it has no rights whatsoever to use such Intellectual Property.

          5.4 SUPPORT OBLIGATIONS.

               (a) Buyer recognizes that Sellers and certain of their Affiliates have provided credit support to the Company pursuant to the credit support obligations set forth in Schedule 5.4(a) (the "SUPPORT OBLIGATIONS").

               (b) Prior to Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release of Sellers and their Affiliates from the Support Obligations, including by:

                    (i) providing substitute guarantees with terms equal to or more favorable to the counterparty than the terms of existing guarantees;

                    (ii) furnishing letters of credit containing terms and
               conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that have a Credit Rating commensurate with or better than that of lending institutions for existing letters of credit; or

                    (iii) posting surety or performance bonds issued by a Person having a net worth or a Credit Rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bonds contain terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds.

               (c) Prior to Closing, Buyer shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Sellers each original copy of each original guarantee, letter of credit or other instrument constituting or evidencing the Support Obligations.

               (d) If Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of Sellers and their Affiliates from the Support Obligations prior to Closing, then Buyer shall continue to use commercially reasonable efforts after the Closing to cause such complete and unconditional release. Buyer shall indemnify and hold Sellers and their Affiliates harmless from and after the Closing Date for any and all Losses arising out of or relating to such Support Obligations. Furthermore, Buyer agrees, for so long as any Support Obligation remains outstanding, not to, and to cause the Company not to, effect any amendments or modifications or any other changes to the Contracts to which any of such Support Obligations relate, or to otherwise take any action that would effect any change to such Contracts, in either case, in a manner that would increase the liability of Sellers or their Affiliates under any Support Obligation, without each Seller's prior written consent.

               (e) Notwithstanding anything in this Agreement to the contrary, during the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 5.4; provided, that Sellers shall have the right to have one of their Representatives present during any such contact or discussion; Buyer shall only contact and hold discussions with such beneficiaries through Representatives of Buyer previously approved by Sellers; and Buyer shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that reasonably may be established by Sellers.

          5.5 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, at any time, or from time to time, after the Closing, at any Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

          5.6 SELLERS' COVENANTS AND CLOSING CONDITIONS. Except as contemplated by this Agreement or with the prior written consent of Buyer, during the Interim Period, Sellers shall use commercially reasonable efforts to:

               (a) take all actions to ensure that the representations and warranties in Article III hereof remain true and correct in all material respects at the Closing;

               (b) promptly advise Buyer of any facts of which Sellers have Knowledge that would cause any of Buyer's representations and warranties herein to be untrue in any material respect; and

               (c) bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Article VIII.

          5.7 BUYER'S COVENANTS AND CLOSING CONDITIONS. Except as contemplated by this Agreement or with the prior written consent of Sellers, during the Interim Period, Buyer shall use commercially reasonable efforts to:

               (a) take all actions to ensure that the representations and warranties in Article IV remain true and correct in all material respects at the Closing;

               (b) promptly advise Sellers of any facts of which Buyer has Knowledge that would cause any of Sellers' representations and warranties herein to be untrue in any material respect;

               (c) bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Article VII.

                                   ARTICLE VI
                                   TAX MATTERS

          6.1 PREPARATION AND FILING OF TAX RETURNS.

               (a) With respect to any Pass-Through Tax, each of the Sellers and the Buyer shall cause to be included in the Tax Returns of such Party (or its Consolidated Group) for any Pre-Closing Tax Period, and Buyer shall cause to be included in the Tax Returns of Buyer for any Post-Closing Tax Period, all items of income, gain, deduction, loss, or credit ("Tax Items") of the Company that are allocable to such respective period, shall each cause such respective Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall each be responsible for the timely payment (and entitled to any refund) of all such Pass-Through Taxes due or attributable to their respective Tax Returns. In calculating such Pass-Through Taxes, the Tax Items of the Company shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books of the Company as of the close of business on the Closing Date.

               (b) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law or fact, and shall cause to be included in such Tax Return all Tax Items required to be included therein. At least thirty (30) days prior to the due date (including extensions) of such Tax Return Buyer shall furnish a copy of such Tax Return to Sellers, and (in the case of a Tax Return that does not relate to a Pass-Through Tax) Buyer shall also furnish to Sellers a statement setting forth the amount of Taxes attributable to the Pre-Closing Tax Period ("STRADDLE PERIOD TAXES") and each Seller's proportionate share of such Straddle Period Taxes. Buyer shall permit Sellers to review and comment on any Tax Return required to be furnished by Buyer to Sellers under this section 6.2(b). Buyer and Sellers shall work in good faith to agree upon the manner in which any such Tax Return is prepared (including the treatment of any Tax Items on such Tax Return) and the Taxes attributable to the Pre-Closing Tax Period and, failing such agreement, shall resolve the matter in a manner consistent with the dispute resolution procedures described in Section 11.15 of this Agreement. Straddle Period Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Straddle Period Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

          6.2 COOPERATION ON TAX MATTERS.

               (a) After the Closing Date, Sellers and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Company to grant to Sellers (or their designees), access at all reasonable times to all of the information, books and records relating to the Company in its possession (including work papers and correspondence with Taxing Authorities), and shall afford such party the right (at such party's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit preparation of Tax Returns, to conduct negotiations with Taxing Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

               (b) Each of Buyer and Sellers will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

               (c) Buyer and Sellers agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (d) Without the prior written consent of Sellers, which consent shall not unreasonably be withheld, Buyer shall not permit the Company to amend any Tax Return for a taxable period that includes any period of time before the Closing Date.

          6.3 TRANSFER TAXES. Sellers and Buyer shall each be liable for and shall each pay fifty percent (50%) of all applicable Transfer Taxes as a result of the sale of the Company Interests pursuant to this Agreement.

                                   ARTICLE VII
                          BUYER'S CONDITIONS TO CLOSING

          The obligation of Buyer to consummate the transactions under this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

          7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers in Article III of this Agreement shall be true in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          7.2 PERFORMANCE. Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

          7.3 DELIVERIES. Sellers shall have made all deliveries required of them under Section 2.5.

          7.4 ORDERS AND LAWS. There shall not be any litigation or proceedings (filed by a Person other than Buyer or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

          7.5 GOVERNMENTAL APPROVALS. The Buyer Approvals shall have been duly obtained, made or given.

          7.6 GUARDIAN EXPANSION PROJECT. Each Seller's representative to the Management Committee of the Company shall have voted in favor of the construction and funding of the Guardian Expansion Project, subject to the receipt by Company of (i) all necessary final regulatory authorizations, approvals, and permits for the Guardian Expansion Project, and (ii) any required financing and construction commitments. Buyer understands and agrees that such votes may be cast immediately prior to Closing on the Closing Date, and that neither WPS Investments nor WEC shall be required to fund any amounts in respect of the Guardian Expansion Project prior to, on, or after the Closing Date as a result of such votes unless such votes are cast and WPS Investments and WEC fail to convey the Company Interests to

Buyer at the Closing upon satisfaction or waiver of all other conditions to Closing set forth in Articles VII and VIII. In addition, the Company shall have received, in form and substance reasonably satisfactory to Buyer, evidence of the fulfillment of the condition specified in each of the following: (i) Section 7.1(b)(i)of the Precedent Agreement dated February 3, 2006 between the Company and Wisconsin Electric Power Company, (ii) Section 7.1(b)(i) of the Precedent Agreement dated February 3, 2006 between the Company and Wisconsin Public Service Corporation, and (iii) Section 8.1(b)(i) of the Precedent Agreement dated February 3, 2006 between the Company and Wisconsin Gas LLC.

                                  ARTICLE VIII
                         SELLERS' CONDITIONS TO CLOSING

          The obligation of Sellers to consummate the transactions under this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in their sole discretion):

          8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in Article IV of this Agreement shall be true in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          8.2 PERFORMANCE. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

          8.3 DELIVERIES. Buyer shall have taken all actions and made all deliveries required of it under Section 2.6.

          8.4 ORDERS AND LAWS. There shall not be any litigation or proceedings (filed by a Person other than Sellers or their Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

          8.5 GOVERNMENTAL APPROVALS. The Seller Approvals shall have been duly obtained, made or given.

          8.6 CONSENTS. The Seller Consents shall have been obtained, made or given and shall be in full force and effect on terms and conditions acceptable to Sellers.

                                   ARTICLE IX
                                   TERMINATION

          9.1 TERMINATION.

               (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Sellers and Buyer.

               (b) This Agreement may be terminated by Buyer if there has been a material violation or breach by Sellers of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer to effect the Closing impossible and such violation or breach is not cured by the earlier of the Closing Date or the date fifteen (15) days after receipt by Sellers of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

               (c) This Agreement may be terminated by Sellers, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Sellers to effect the Closing impossible and such violation or breach is not cured by the earlier of the Closing Date or the date fifteen (15) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Sellers.

               (d) This Agreement may be terminated by Buyer or Sellers, upon written notice to the other Party, (i) at any time prior to the Closing, if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing, if any Law shall have been enacted or issued by any Governmental Authority and shall remain in effect prohibiting the consummation of the transactions contemplated hereby; or (iii) at any time after August 31, 2006 or such later date as the Parties shall have mutually agreed upon, if the Closing shall have not occurred on or before such date; provided, however, that the right to terminate this Agreement under this
     Section 9.1(d)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the Parties pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter none of the other Parties shall have any recourse against any other Party by reason of this Agreement and except that termination of this Agreement will not affect any liability of any Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

                                    ARTICLE X
                         INDEMNIFICATION, LIMITATIONS OF
                              LIABILITY AND WAIVERS

          10.1 INDEMNIFICATION.

               (a) Subject to the limitations set forth elsewhere in this
     Article X, after the Closing, each Seller agrees to severally and not jointly or jointly and severally indemnify and hold Buyer, its Affiliates, and their respective officers, directors, members, managers, shareholders and employees (collectively, "BUYER INDEMNIFIED PERSONS") harmless from and against any and all Losses incurred by such Buyer Indemnified Persons directly resulting from any of the following:

                    (i) any breach of a representation or warranty made by such
               Seller in this Agreement; and

                    (ii) the breach by such Seller of, or default in the
               performance by such Seller of, any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

               (b) Subject to the limitations set forth elsewhere in this
     Article X, after the Closing, Buyer hereby agrees to indemnify and hold each Seller, its Affiliates, and their respective officers, directors, members, managers, shareholders and employees (collectively, "SELLER INDEMNIFIED PERSONS"), harmless from and against any and all Losses incurred by such Seller Indemnified Persons directly resulting from any of the following:

                    (i) any breach of a representation or warranty made by Buyer in this Agreement;

                    (ii) the breach by Buyer of, or default in the performance by Buyer of, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

                    (iii) except to the extent resulting directly from the
               willful misconduct or gross negligence of such Seller Indemnified Persons prior to the Closing Date, the conduct of the business of the Company at any time after July 1, 2004, including without limitation any compliance or non-compliance by the Company with any past, present, and future Environmental Laws or Environmental Permits, the presence, Release, or threatened Release of Hazardous Materials at any location whatsoever, or any Environmental Claim with respect to the Company.

               (c) Notwithstanding anything in Section 10.(b)(iii) to the contrary, Buyer shall not be subject to any liability under Section 10.1(b)(iii) for any Loss arising from (i) any non-compliance by the Company with any Environmental Laws or Environmental Permits, (ii) the presence, Release, or threatened Release of Hazardous Materials by the Company at any location whatsoever, (iii) any Environmental Claim with respect to the Company, or (iv) any material violation by the Company of any Laws or Orders, in each case to the extent that Sellers had Knowledge of the specific facts which give rise to such Loss prior to the date of this Agreement.

               (d) The indemnification obligations of Sellers arising out of this Agreement shall be several and not joint or joint and several.

          10.2 LIMITATIONS OF LIABILITY. Notwithstanding anything to the contrary in this Agreement:

               (a) a breach of a representation or warranty in this Agreement in connection with any single item or group of related items that results in Losses of less than $50,000 shall be deemed, for all purposes, not to be a breach of such representation or warranty; provided, however, that such threshold shall not apply to any of the matters described in Sections 3.1, 3.2, 3.4, 3.6, 4.1, 4.2 and 4.6;

               (b) if a non-breaching Party fails to provide written notice to a breaching Party of an alleged breach of a representation or warranty in Articles III or IV within the time periods specified in Section 10.3, which notice specifies in reasonable detail the factual basis of the alleged breach, such alleged breach shall be deemed, for all purposes, not to be a breach of such representation or warranty;

               (c) neither Sellers nor Buyer shall have any liability for breaches of representations and warranties in this Agreement until the aggregate amount of all Losses incurred by the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be, equals or exceeds $1,000,000 (the "DEDUCTIBLE AMOUNT"), in which event Sellers or Buyer, as the case may be, shall be liable for Losses only to the extent they are in excess of the Deductible Amount; provided, however, that such threshold shall not apply to any of the matters described in Sections 3.1, 3.2, 3.4, 3.6, 4.1, 4.2 and 4.6;

               (d) in no event shall Sellers' or Buyer's aggregate liability arising out of or relating to breaches of representations and warranties set forth in Articles III and IV of this Agreement, exceed ten percent (10%) of the Purchase Price; provided, however, that if breaches of the representations and warranties contained in Sections 3.2, 3.4, 3.6, 4.2 and
     4.6 would result in liabilities exceeding ten percent (10%) of the Purchase Price, then in lieu of such ten percent (10%) maximum, the aggregate liability of Sellers (on an aggregate, combined basis) or Buyer (as applicable) will instead not exceed the Purchase Price;

               (e) the Parties shall have a duty to mitigate any Loss as to which an indemnity applies hereunder

          10.3 LIMITED CLAIM PERIOD.. No Party shall make or bring any claim subsequent to the second anniversary of the Closing Date for indemnification relating to or pursuant to the representations and warranties contained in Articles III and IV. Each of the covenants and agreements of the Parties shall survive in accordance with their respective terms.

          10.4 WAIVER OF OTHER REPRESENTATIONS.

               (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NONE OF SELLERS, BUYER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION

     OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT COMPANY INTERESTS, THE COMPANY OR ANY OF THE COMPANY ASSETS, OR ANY PART THEREOF, EXCEPT THOSE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY.

               (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS' INTERESTS IN THE COMPANY ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE SUBJECT COMPANY INTERESTS "AS IS, WHERE IS, WITH ALL FAULTS," AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.

          10.5 WAIVER OF REMEDIES.

               (a) With the exception of Claims based upon fraud, from and after the Closing, the Parties hereby agree to limit their recourse for all matters, and not make any Claim for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except for claims for indemnification pursuant to Article X.

               (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT ("NON-REIMBURSABLE DAMAGES"); provided, however, that this Section 10.5(b) shall not limit a Party's right to indemnification for such damages under this Article X to the extent such Party is required to pay such damages to a third party in connection with a matter for which such Party is otherwise entitled to indemnification under this Article X.

          10.6 PROCEDURE FOR INDEMNIFICATION - THIRD-PARTY CLAIMS.

               (a) If any Party shall claim indemnification hereunder arising from any Claim of a third party, the Party seeking indemnification (the "INDEMNIFIED PARTY") shall notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

               (b) If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 10.6(a), the Indemnifying Party shall, unless the Claim involves Taxes, be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim. If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

               (c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party legal proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.6(b) above become unsatisfied or
     (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense of such claim, but shall not compromise or settle such claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; provided that the Indemnifying Party shall reimburse the Indemnified Party for the costs of defending against the third-party claim (including reasonable attorneys' fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim subject to the limitations provided in this Article X. The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

                                   ARTICLE XI
                                  MISCELLANEOUS

          11.1 NOTICES.

               (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

          If to Buyer, to:

          Northern Border Intermediate Limited Partnership
          13710 FNB Parkway
          Omaha, NE 68154
          Attn: Chief Executive Officer
          Facsimile No.: (402) 492-7482

          with copies to (which shall not constitute notice):

          Northern Plains Natural Gas Company, LLC
          13710 FNB Parkway
          Omaha, NE 68154
          Attn: General Counsel
          Facsimile No.: (402) 492-7480

          If to Sellers, to:

          WPS Investments, LLC
          c/o WPS Resources Corporation
          700 N. Adams Street
          Green Bay, WI 54301
          Attn: Barth J. Wolf, Esq.
          Facsimile No.: (920) 433-1526

          Wisconsin Energy Corporation
          231 W. Michigan Street
          Milwaukee, WI 53203
          Attn: Allen L. Leverett, Chief Financial Officer
          Facsimile No.: (414) 221-2435

          with copies to (which shall not constitute notice):

          Foley & Lardner LLP
          777 E. Wisconsin Avenue
          Milwaukee, WI 53202
          Attn: Mary Ann C. Halloin, Esq.
          Facsimile No.: (414) 297-4900

          Wisconsin Energy Corporation
          231 W. Michigan Street
          Milwaukee, WI 53203
          Attn: James C. Fleming, Esq., General Counsel
          Facsimile No.: (414) 221-2185
          AND
          Attn: Anne K. Klisurich, Corporate Secretary
          Facsimile No.: (414) 221-5034

               (b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

          11.2 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules contain the entire agreement between the Parties with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (a) Buyer or its Representatives to Sellers or any of their respective agents or representatives, or (b) Sellers or their respective agents or representatives to Buyer or any of its Representatives, in connection with the sale process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of Sellers, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to (x) constitute a representation, warranty or an agreement of Sellers or (y) be part of this Agreement.

          11.3 ACKNOWLEDGMENT; INDEPENDENT DUE DILIGENCE. Buyer acknowledges that Sellers have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Sellers or the Company not included in this Agreement and the Schedules. Buyer further acknowledges that: (a) Buyer, either alone or together with any individuals or entities Buyer has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business of the Company and is therefore capable of evaluating the risks and merits of acquiring the Company Interests; (b) it has relied on its own independent investigation, and has not relied on any information or representations furnished by Sellers or any representative or agent thereof (except as specifically set forth herein), in determining to enter into this Agreement; and (c) neither Sellers nor any representative or agent thereof has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Company Interests is prudent, and Buyer is not relying on any representation or warranty by Sellers or any representative or agent thereof except as set forth in this Agreement.

          11.4 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

          11.5 PUBLIC ANNOUNCEMENTS. Except as may be required by Law or any applicable stock exchange rules, Sellers and Buyer will not issue or make, and will cause the Company not to issue or make, any press releases or other public disclosures concerning this Agreement or the transactions contemplated hereby without first obtaining consent from the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

          11.6 CONFIDENTIAL INFORMATION. UNTIL THE SECOND ANNIVERSARY OF THE CLOSING DATE, SELLERS SHALL, AND SHALL CAUSE THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES TO, KEEP CONFIDENTIAL AND NOT DISCLOSE ALL INFORMATION RELATING TO THE COMPANY OR ANY OF ITS BUSINESSES OR ASSETS (THE "RESTRICTED INFORMATION") (WHETHER IN THE POSSESSION OF SELLERS, SUCH AFFILIATE OR SUCH REPRESENTATIVE AT THE TIME OF THE CLOSING OR SUBSEQUENTLY OBTAINED BY SELLERS, ANY SUCH AFFILIATE OF SELLERS OR ANY SUCH REPRESENTATIVE FROM BUYER PURSUANT TO THIS AGREEMENT), AND SHALL NOT DIRECTLY OR INDIRECTLY USE SUCH RESTRICTED INFORMATION FOR ANY PURPOSE, EXCEPT AS AND TO THE EXTENT PERMITTED BY THE TERMS OF THIS AGREEMENT. THE OBLIGATION TO KEEP SUCH RESTRICTED INFORMATION CONFIDENTIAL SHALL NOT APPLY TO ANY INFORMATION:

               (a) which at the time of disclosure is already in the public domain through no fault of Sellers, their Affiliates or their Representatives;

               (b) which after disclosure becomes part of the public domain through no act or fault of Sellers, their Affiliates or their Representatives;

               (c) if such information subsequently becomes known to Sellers or their Affiliates through no breach of their obligations hereunder;

               (d) which is independently developed by Sellers or their Affiliates through no breach of their obligations hereunder;

               (e) required by Law, Order, or stock exchange rules; provided that Sellers shall use, and shall cause its applicable Affiliates, if any, to use, commercially reasonable efforts to give Buyer prior notice of such disclosure in sufficient time to enable Buyer to protect any such information; or

               (f) regarding the U.S. federal income Tax treatment and Tax structure of the transaction contemplated by this Agreement and all materials of any kind

     (including opinions or other Tax analyses) that are provided to Sellers relating to such Tax treatment and Tax structure.

          11.7 DISCLOSURE. A Party may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any single Schedule shall constitute a disclosure of that matter under any other Schedule to the extent the relevance of such matter is readily apparent from the information disclosed. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly such Party's disclosure schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Articles VII and VIII, as applicable, have been fulfilled, such Party's disclosure schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

          11.8 WAIVER. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          11.9 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

          11.10 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the Parties, their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

          11.11 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void. Subject to this Section 11.11, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly-owned direct or indirect subsidiary of Buyer without the prior written consent of Sellers, provided that (a) Buyer provide Sellers with written notice five (5) Business Days prior to such assignment, (b) any assignment by Buyer is conditioned on the assignee's agreement in writing to assume all of Buyer's obligations under this Agreement, and (c) any assignment by Buyer effected in accordance with this Section 11.11 shall not relieve Buyer of its obligations under this Agreement.

          11.12 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          11.13 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          11.14 COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

          11.15 GOVERNING LAW; VENUE; JURISDICTION; WAIVER OF JURY TRIAL.

               (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, without giving effect to any conflict or choice of law provision that would result in the imposition of another state's Law.

               (b) All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in any state or federal court located in Milwaukee, Wisconsin. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in Milwaukee, Wisconsin, shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 11.15 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 11.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each of the Parties irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby

          11.16 CONSTRUCTION.

               (a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

               (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words "includes" or "including" shall mean "including without limitation," the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

               (c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

               (d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

               (e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

          11.17 ATTORNEYS' FEES. If either of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the unsuccessful Party.

          11.18 SEVERAL OBLIGATIONS OF SELLERS. Buyer agrees and acknowledges that the obligations of each Seller under this Agreement are several and not joint or joint and several.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

                                        SELLERS:

                                        WISCONSIN ENERGY CORPORATION


                                        By: /s/ James C. Fleming
                                            ------------------------------------
                                        Name:   James C. Fleming
                                              ----------------------------------
                                        Title:  EVP and General Counsel
                                               ---------------------------------


                                        WPS INVESTMENTS, LLC

                                        By: WPS Resources Corporation, its
                                            Manager


                                        By: /s/ Barth J. Wolf
                                            ------------------------------------
                                        Name:   Barth J. Wolf
                                              ----------------------------------
                                        Title:  Secretary and Manager-
                                                Legal Services
                                               ---------------------------------


                                        BUYER:

                                        NORTHERN BORDER INTERMEDIATE LIMITED
                                        PARTNERSHIP


                                        By: /s/ Jerry L. Peters
                                            ------------------------------------
                                        Name:   Jerry L. Peters
                                              ----------------------------------
                                        Title:  Chief Financial and
                                                Accounting Officer
                                               ---------------------------------

                   GUARANTY OF NORTHERN BORDER PARTNERS, L.P.

Northern Border Partners, L.P., a Delaware limited partnership, hereby (a) unconditionally and irrevocably agrees to pay and perform, when due, all of Buyer's obligations under this Agreement in accordance with the terms and subject to the conditions of this Agreement, (b) waives all defenses as a surety including notice, and (c) agrees that its obligations under this paragraph shall not be impaired, diminished or discharged by any extension of time granted by Sellers, by any course of dealing between the Parties, or by any event or circumstances which might operate to discharge a guarantor. The obligations of Northern Border Partners, L.P. under this paragraph are subject in all respects to all rights and defenses of Buyer arising under this Agreement and the transactions contemplated hereby.

NORTHERN BORDER PARTNERS, L.P.


By:
     --------------------------------
Name:
      -------------------------------
Title:
       ------------------------------